UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/02/2010

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director and President and Chief Executive Officer

On August 2, 2010, the registrants publicly announced the election of George F. Martin to serve as president and chief executive officer and as a director of NewPage Corporation, NewPage Holding Corporation and NewPage Group Inc. effective August 2, 2010. Mr. Martin previously served as senior vice president, operations of the registrants. Mr. Martin was also appointed to the compliance committee of each registrant.

The compensation committee of our board of directors has approved a compensation package for Mr. Martin, effective August 2, 2010, that provides for (i) an annual base salary of $500,000 and a target bonus of 100% of Mr. Martin's base salary under our performance excellence plan and our profit sharing plan; (ii) an additional long-term incentive plan performance award of $1,000,000, which will be payable if NewPage achieves annual performance goals established each year by the compensation committee during the three years ending December 31, 2012; and (iii) options to purchase an additional 400,000 shares of NewPage Group Inc. common stock at an exercise price of $2.00 per share. One-half of these options will vest in three equal increments at the end of each of the three years ending December 31, 2012, if Mr. Martin remains as an employee on each vesting date. One-half of these options will vest in three equal increments at the end of each of the three years ending December 31, 2012, if Mr. Martin remains as an employee on each vesting date and if NewPage achieves as of each vesting date annual performance goals established each year by the compensation committee.

Resignation of Director

The registrants have accepted the resignation of James R. Renna from the boards of directors and compliance committee of each of the registrants effective as of August 2, 2010.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
        99.1        News Release dated August 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: August 03, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

NewPage Corporation

Date: August 03, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release